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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
       SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                         GeneMedicine, Inc.
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)

  Delaware                       000-24572                      76-0355802
----------------                -----------                     -----------
 (State or other                (Commission                   (I.R.S. Employer
 jurisdiction of                File Number)                  Identification
 incorporation)                                                   Number)

            8301 New Trails Drive, The Woodlands, TX 77381
            ----------------------------------------------
               (Address of principal executive offices)

                            (281) 364-1150
                            --------------
           (Registrants telephone number, including area code)

                Common Stock, par value $.001 per share
        --------------------------------------------------------
        (Title of each class of securities covered by this form)

                                 N/A
                                 ---
        (Titles of all other classes of securities for which a
       duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

(X) Rule 12g-4(a)(1)(i)  () Rule 12g-4(a)(2)(ii)   () Rule 12h-3(b)(2)(i)
()  Rule 12g-4(a)(1)(ii) () Rule 12h-3(b)(1)(i)    () Rule 12h-3(b)(2)(ii)
()  Rule 12g-4(a)(2)(i)  () Rule 12h-3(b)(1)(ii)   () Rule 15d-6


Approximate number of holders of record as of the certification or notice date:
Common Stock: 1

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
GeneMedicine, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.




                                            GENEMEDICINE, INC.



March 18, 1999                              By: /s/ Richard A. Waldron
                                            -----------------------------------
                                            Richard A. Waldron, Vice President
                                            and Chief Financial Officer